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                                                                    EXHIBIT 23.4

                      [WHEAT FIRST SECURITIES LETTERHEAD]


                          CONSENT OF FINANCIAL ADVISOR


         We hereby consent to the use in this Registration Statement on Form S-4 of our letter to the Board of Directors of First Charter Corporation, included as Appendix D to the Proxy Statement/Prospectus that is a part of this Registration Statement, and to the references to such letter and to our firm in such Prospectus. In giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                    /s/ Wheat First Securities

                                    WHEAT FIRST SECURITIES,
                                    a division of First Union Securities, Inc.

Richmond, Virginia
Date: January 19, 2000